PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	Chief Executive Officer
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS THIRD QUARTER 2014 RESULTS

DALLAS, TEXAS …November 5, 2014 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $26.5 million for the third quarter of 2014 compared to $24.2 million in the same period of 2013.  Operating income was $3.4 million in the third quarter of 2014 compared to $3.0 million in the same period in 2013.  Net income for the third quarter of 2014 was $2.2 million, or $0.18 per diluted share, compared to $2.0 million, or $0.16 per diluted share, in the third quarter of 2013.

For the nine months ended September 30, 2014, sales were $79.1 million compared to $69.7 million in the previous year.  Operating income was $10.6 million for the first nine months of 2014 compared to $7.3 million for 2013.  Net income for the nine months ended September 30, 2014 was $6.9 million or $0.56 per diluted share, compared to $4.7 million, or $0.38 per diluted share, in 2013.

Net sales increased in 2014 principally due to strong demand within Security Products including a new initiative for an existing government customer, increased market penetration in electronic locks and strong demand in transportation markets.  Operating income increased as a result of the positive impact of the higher sales and related improvement in fixed manufacturing cost coverage with higher production volumes, partially offset by the impact of lower variable margins due to relative changes in customer and product mix as well as increased personnel costs and depreciation within Security Products.

"Third quarter sales continued the strong performance in both our Security Products and Marine Components segments, with year-to-date sales growth of 13% and 17%, respectively," commented David A. Bowers, CEO. "Even as seasonal demand subsides in a number of our markets, we anticipate continued strong demand from our larger commercial and government customers for the remainder of the year. And because we recognize that the robust demand from those larger customers is not necessarily indicative of economic conditions for our small business customer base, we will continue to carefully monitor sales order rates and economic conditions in all of our markets as we develop our plans and allocate resources for the remainder of the year and into 2015."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2014	2013	2014

Net sales	$24.2	$26.5	$69.7	$79.1
Cost of goods sold	16.7	18.4	48.6	54.6
Gross profit	7.5	8.1	21.1	24.5
Selling, general and administrative expense	4.5	4.7	13.8	13.9
Operating income/income before taxes	3.0	3.4	7.3	10.6
Provision for income taxes	1.0	1.2	2.6	3.7
Net income	$2.0	$2.2	$4.7	$6.9

Basic and diluted net income
per common share	$0.16	$0.18	$0.38	$0.56

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	September 30,
	2013	2014
Assets		(Unaudited)

Current assets:
Cash and equivalents	$38.8	$41.9
Accounts receivable, net	8.5	11.6
Inventories, net	13.2	15.1
Deferred income taxes and other	3.1	3.0
Total current assets	63.6	71.6

Goodwill	23.7	23.7
Net property and equipment	33.8	33.1
Other noncurrent	0.6	0.7

Total assets	$121.7	$129.1

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$9.7	$11.5
Income taxes	0.4	1.1
Total current liabilities	10.1	12.6

Deferred income taxes	6.9	6.6
Stockholders' equity	104.7	109.9

Total liabilities and stockholders' equity	$121.7	$129.1